EXHIBIT 21



        NAME OF SUBSIDIARY                               STATE OF INCORPORATION
        ------------------                               ----------------------
1.       First Option Health Plan                               New Jersey
         of New Jersey, Inc.

2.       First Option Health Plan of                            New York
         New York, Inc.

3.       First Option Health Plan of                            Pennsylvania
         Pennsylvania, Inc.

4.       First Option Health Plan                               Delaware
         of Delaware, Inc.

5.       First Option Health Plan of                            Maryland
         Maryland, Inc.

6.       FOHP Agency, Inc.                                      New Jersey

7.       First Option Dental, Inc.                              New Jersey